UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 26, 2013

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

(Exact name of registrant as specified in charter)

Nevada	000-26309	98-0200471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4235 Commerce Street, Little River, South Carolina	29566
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (843) 390-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.      Other Events.

On June 26, 2013, Integrated Environmental Technologies, Ltd. (“Integrated”), and its wholly owned subsidiary I.E.T., Inc. (collectively referred to herein as the “Company”), Crystal Enterprises, Inc. (“Crystal”), and Pendred, Inc. (“Pendred”), entered into a Confidential Settlement Agreement (the “Settlement Agreement”) related to the civil complaint filed on January 12, 2012 by Crystal against the Company in the United States District Court for the Western District of Washington.  In its complaint, Crystal alleged interference with prospective advantage or business expectancy, tortious interference with contract, breach of fiduciary duty, breach of non-disclosure agreement and breach of contact.  Crystal’s allegations centered on discussions among the Company, Crystal, Pendred (an affiliate of Crystal) and Biolize Products, LLC, regarding the establishment of a business relationship involving the distribution of the Company’s anolyte and catholyte solutions.  Crystal sought monetary damages as well as attorney fees.  The Company refuted all claims made by Crystal, including the monetary damages claimed by Crystal.

In order to resolve the dispute and to avoid further litigation costs associated with defending the litigation, the Company agreed to this settlement with Crystal.  Pursuant to the settlement, neither party admitted to any wrongdoing, the parties agreed to unconditional mutual releases regarding, among other things, all of the claims made by Crystal in the civil complaint and Integrated issued 450,000 shares of its common stock, par value $.001, to Crystal.  The fair market value of the shares issued to Crystal, based on the quoted market price of Integrated’s common stock on the date of issuance ($0.059 per share), was $26,550.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

July 1, 2013	By:	/s/ David R. LaVance
David R. LaVance President and Chief Executive Officer

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